Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of BBX Capital Corporation of our report to the Board of Directors of Renin Corp. (the “Company”) dated January 7, 2014 on the consolidated financial statements of the Company, which comprise the consolidated balance sheet of the Company as at December 31, 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficiency and cash flows for the year then ended, and the related notes to the consolidated financial statements, which report appears in Amendment No. 2 to Form 8-K of BBX Capital Corporation dated January 8, 2014.

Our report dated January 7, 2014 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net stockholders’ deficiency, and that, subsequent to year end, the Company and its subsidiaries sold substantially all of their assets and following the closing of the sale, the Company’s principal source of cash is significantly less than the Company’s outstanding liabilities, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

July 10, 2014
Toronto, Canada